Exhibit 10.14

February 25, 2021

James H. Hardy, Jr.

Dear James,

Congratulations! We are excited to offer you the position of Chief Supply Chain Officer at Traeger Pellet Grills, LLC ("Traeger" or the "Company"). This letter will confirm certain terms and conditions of our offer of employment.

In this role, you will report to Jeremy Andrus, CEO and your primary responsibility will be ownership of the long-term Operations, Manufacturing, Logistics, Sourcing and related strategies for Traeger's offerings.

This role is based at our Headquarters in Salt Lake City and our expectation is that you will relocate prior to August 1, 2021. We will offer relocation assistance, the details of which are described below.

Compensation

Base Salary: You will receive an annual salary of $425,000, subject to applicable deductions.

Management Incentive Grant: You will receive a grant of 128 incentive units. An overview the incentive unit plan will be provided to you separately. The timing of the grant will coincide with formal approval by the Compensation Committee.

Discretionary Bonus: Incentive compensation has been considered in the preparation of your Management Incentive Grant above. As such, you will not be eligible to receive an annual discretionary bonus.

Benefits and Perks

Medical and Retirement: You will be eligible to participate in a wide variety of employee benefit plans, including the Company's matching 401(k) savings investment plan, health insurance, and much more. Details regarding benefit programs, including the timing of eligibility, are available in the Benefits Guide provided separately.

Vacation and Time Off: Traeger offers a flex-time policy that allows you to take the time you need (within reason) instead of providing a set number of times off. As such, you will not accrue vacation time to be used or paid out.

Learning to “Traeger”: Grilling is a core part of the Traeger culture, and because we, as a team, represent the best version of our core consumer, we will also set you up with one of our grills to get you started. On your first day, HR will work with you to place your order. We also extend discounts on products through our employee purchase program (subject to certain limitations). On occasion, you will have the opportunity to learn to cook on your new Traeger from one of our chefs or influencers.

Relocation Assistance: Traeger will offer you financial assistance and coordination services to support you in making the move to Salt Lake City. To begin coordination of these benefits, please reach out to our Travel Manager, Melissa Adamson (madamson@traegergrills.com). This assistance includes:
1)a look-see trip (round trip flights, hotel) for you and your partner to visit Utah as you begin the home search
2)transportation of household goods arranged through Traeger’s travel department
3)transportation for self and household members, with a choice of air or ground transportation
4)up to $5,000 total in temporary housing arrangements or storage of household goods to be used before September 1, 2021. Reimbursement should be coordinated with our Payroll Manager Alisha Alva (aalva@traegergrills.com)

Conditions of This Offer

Non-Competition, Confidentiality, Non-solicitation Agreement: You will be required to sign and return a non-competition, Confidentiality, Non-Solicitation Agreement before your first day of employment. A copy of that agreement has been provided to you separately.

Additionally, our offer is made on the understanding that you are not subject to any obligation which would restrict you from performing the duties required of this role (e.g. a non-compete). If you have any existing agreements, please provide those to Jane Walters, VP of People and Culture (jwalters@traegergrills.com) and Tom Burton, General Counsel (tburton@traegergrills.com) upon acceptance of this offer.

Pre-Employment Background Check: This offer is contingent upon satisfactory results of a background check. You will receive an email notification from our third-party vendor to authorize the background check. Please complete and submit this authorization within two days of receiving the notification.

Employment Eligibility and Work Authorization: This offer is contingent on your eligibility to work in the United States. You must have appropriate work authorization to commence employment and you must provide documentation establishing this authorization upon hire. Traeger reserves the right to withdraw this offer in the event that it determines, in it its sole discretion, that your work authorization status could interfere with your ability to perform the job for which you are being hired. Although we cannot guarantee any particular result, Traeger may assist you in obtaining appropriate work authorization in the U.S. if such assistance is required. If you require assistance or know that you will require future sponsorship for an employment visa, please contact Jane Walters (jwalters@traegergrills.com) immediately upon acceptance of your offer.

Employment Status: Traeger Pellet Grills, LLC is an at-will employer, and as such we maintain that Traeger Pellet Grills, LLC or the employee can sever the employment relationship at any time, with or without notice, and with or without cause. You acknowledge that this offer letter, along with the final form of any referenced documents, represents the entire agreement between you and the Company and that no verbal or written agreements, promises or representations that are not specifically state in their offer, are or will be binding upon the Company.

Offer Acceptance and Start Date: Your signature on this letter and its return to us will indicate your acceptance of our offer and understanding of the terms and conditions on which our offer is based.

At this time, we anticipate your start date will be between March 8 and March 15, 2021. Your start date will be confirmed upon completion of appropriate pre-employment screening(s).

We hope you are as excited to join the team as we are to welcome you to the Traeger family. If you have any questions, you can reach out to me or Jane Walters, VP of People and Culture (jwalters@traegergrills.com).

Jeremy Andrus
CEO
Traeger Pellet Grills, LLC

/s/ James H. Hardy, Jr.                 February 25, 2021
Candidate Signature      Date of Acceptance